Exhibit 99.1

NEWS RELEASE

STEWART INFORMATION SERVICES CORP. P.O. Box 2029 Houston, Texas 77252-2029 www.stewart.com	CONTACT Kathryn Bass Investor Relations (713) 625-8633

Stewart Reports Third Quarter 2026 Results

•	Total revenues of $900.7 million (GAAP and adjusted basis) compared to $796.9 million ($791.3 million on an adjusted basis) in the prior year quarter
•	Net income of $30.3 million ($41.2 million on an adjusted basis) compared to net income of $44.3 million ($46.7 million on an adjusted basis) in the prior year quarter
•	Diluted EPS of $0.98 ($1.33 on an adjusted basis) compared to prior year quarter diluted EPS of $1.55 ($1.64 on an adjusted basis)

HOUSTON, October 21, 2026 - Stewart Information Services Corporation (NYSE: STC) today reported net income attributable to Stewart of $30.3 million ($0.98 per diluted share) for the third quarter 2026, compared to net income attributable to Stewart of $44.3 million ($1.55 per diluted share) for the third quarter 2025. On an adjusted basis, net income for the third quarter 2026 was $41.2 million ($1.33 per diluted share) compared to net income of $46.7 million ($1.64 per diluted share) in the third quarter 2025. Pretax income before noncontrolling interests for the third quarter 2026 was $45.6 million ($60.3 million on an adjusted basis) compared to $61.2 million ($64.5 million on an adjusted basis) for the third quarter 2025.

Third quarter 2025 results included $5.6 million of pretax net realized and unrealized gains, primarily driven by $4.3 million of net unrealized gains on fair value changes of equity securities investments in the title segment and a $1.2 million realized gain on a sale of real property in the corporate segment.

“This quarter, we faced increased industry headwinds that we anticipate will continue into next year,” commented Fred Eppinger, chief executive officer. “We remain focused on growing market share across our businesses while maintaining disciplined operational execution in this challenging market environment.”

Selected Financial Information

Summary results of operations are as follows (dollars in millions, except per share amounts, pretax margin and adjusted pretax margin, and amounts may not add as presented due to rounding):

	Quarter Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Total revenues	900.7	796.9	2,581.2	2,131.1
Pretax income before noncontrolling interests	45.6	61.2	124.3	113.8
Income tax expense	(11.6)	(13.0)	(29.5)	(24.6)
Net income attributable to noncontrolling interests	(3.6)	(3.9)	(10.2)	(10.0)
Net income attributable to Stewart	30.3	44.3	84.5	79.3
Non-GAAP adjustments, after taxes*	10.9	2.4	23.7	12.4
Adjusted net income attributable to Stewart*	41.2	46.7	108.2	91.6
Pretax margin	5.1%	7.7%	4.8%	5.3%
Adjusted pretax margin*	6.7%	8.1%	6.1%	6.2%
Net income per diluted Stewart share	0.98	1.55	2.74	2.79
Adjusted net income per diluted Stewart share*	1.33	1.64	3.50	3.23

*Adjusted net income, adjusted pretax margin and adjusted net income per diluted share are non-GAAP measures. See Appendix A for explanation and reconciliation of non-GAAP adjustments.

Title Segment

Summary results of the title segment are as follows (dollars in millions, except pretax margin and adjusted pretax margin):

	Quarter Ended September 30,
	2026	2025	% Change
Operating revenues	690.5	659.9	5%
Investment income	13.7	14.8	(8)%
Net realized and unrealized gains	-	4.2	(100)%
Pretax income	47.5	62.0	(23)%
Non-GAAP adjustments to pretax income*	4.4	(1.2)	473%
Adjusted pretax income*	51.9	60.8	(15)%
Pretax margin	6.7%	9.1%
Adjusted pretax margin*	7.4%	9.0%

* Adjusted pretax income and adjusted pretax margin are non-GAAP financial measures. See Appendix A for explanation and reconciliation of non-GAAP adjustments.

Title segment operating revenues increased $30.6 million (5 percent) in the third quarter 2026 compared to the third quarter 2025, primarily driven by growth in agency title revenues. Agency gross title revenues increased $24.6 million (7 percent), while direct title revenues increased $6.1 million (2 percent) primarily due to higher domestic commercial activity during the third quarter 2026. Net of agency retention, agency title revenues increased $5.0 million (8 percent), consistent with the increase in gross agency revenues.

Combined employee costs and other operating expenses increased $16.5 million (6 percent) in the third quarter 2026 compared to the prior year quarter, primarily driven by higher title revenues, which resulted in increased salaries and employee benefits and higher title search and third-party service fees. As a percentage of title operating revenues, these expenses were approximately 44 percent, which is comparable to the third quarter 2025. Title loss expense increased $4.0 million (20 percent) compared with the prior year quarter, primarily due to higher title revenues. The title loss ratio, as a percentage of title operating revenues, remained comparable to the prior year quarter.

Investment income decreased $1.1 million (8 percent) in the third quarter 2026, primarily due to lower interest income resulting from reduced eligible escrow balances compared to the prior year quarter. Net realized and unrealized gains in the third quarter 2025 were primarily related to net unrealized gains on fair value changes of equity securities investments. In addition to net realized and unrealized gains, adjusted title pretax income included total non-GAAP expense adjustments of $4.4 million and $3.0 million, in the third quarters 2026 and 2025, respectively, primarily related to acquisition-related intangible asset amortization, third-party acquisition consulting fees and severance expenses (refer to Appendix A for details).

Direct title revenues information is presented below (dollars in millions):

	Quarter Ended September 30,
	2026	2025	% Change
Non-commercial:
Domestic	179.8	176.8	2%
International	32.3	32.5	(1)%
	212.2	209.3	1%
Commercial:
Domestic	86.4	79.1	9%
International	7.3	11.3	(35)%
	93.7	90.4	4%
Total direct title revenues	305.8	299.7	2%

Domestic commercial revenues increased $7.3 million (9 percent) in the third quarter 2026, primarily due to higher commercial transaction activity. Domestic commercial closed orders improved 18 percent, while the average domestic commercial fee per file decreased 8 percent to $16,300 compared to $17,700 from the prior year quarter, primarily due to reduced data center and energy transaction size and volume. Domestic non-commercial revenues increased $3.0 million (2 percent) in the third quarter 2026. Average domestic residential fee per file in the third quarter 2026 was $3,200, which was comparable to the prior year quarter. Total international revenues decreased $4.2 million (10 percent) in the third quarter 2026, primarily due to a large commercial transaction that closed in the prior year quarter.

Real Estate Solutions Segment

Summary results of the real estate solutions (RES) segment are as follows (dollars in millions, except pretax margin and adjusted pretax margin):

	Quarter Ended September 30,
	2026	2025	% Change
Total revenues	196.5	116.6	68%
Pretax income	10.3	7.3	41%
Non-GAAP adjustments to pretax income*	10.3	5.9	75%
Adjusted pretax income*	20.6	13.2	56%
Pretax margin	5.2%	6.2%
Adjusted pretax margin*	10.5%	11.3%

* Adjusted pretax income and adjusted pretax margin are non-GAAP financial measures. See Appendix A for an explanation and reconciliation of non-GAAP adjustments.

Segment revenues increased $79.9 million (68 percent) in the third quarter 2026 compared to the prior year quarter, primarily driven by the recent MCS acquisition and higher revenues from credit information and valuation services. Combined employee costs and other operating expenses increased $72.7 million (71 percent), primarily due to higher costs of services associated with increased revenues and increased employee count from acquisitions. Non-GAAP adjustments to pretax income in both third quarters 2026 and 2025 were primarily related to acquisition-related intangible asset amortization. Additionally, third quarter 2026 adjustments included MCS integration costs.

Corporate Segment

Expenses attributable to corporate operations for the third quarter 2026 increased to $12.2 million compared to $9.5 million in the third quarter 2025, primarily due to higher interest expense on increased debt balances.

Expenses

Consolidated employee costs increased $19.7 million (9 percent) in the third quarter 2026 compared to the prior year quarter, primarily due to higher salaries and employee benefit expenses resulting from a 12 percent higher average employee count. As a percentage of total operating revenues, consolidated employee costs improved to 26.0 percent in the third quarter 2026, compared to 27.2 percent in the prior year quarter, primarily due to higher operating revenues.

Consolidated other operating expenses increased $69.6 million (38 percent) in the third quarter 2026 compared to the prior year quarter, primarily due to increased real estate solutions service expenses and higher title search and third-party services fees associated with higher operating revenues. As a percentage of total operating revenues, consolidated other operating expenses increased to 28.7 percent compared to 23.8 percent in the prior year quarter primarily due to higher costs of services from real estate solutions.

Other

Net cash provided by operations was $46.6 million in the third quarter 2026, compared to $92.6 million in the third quarter 2025, primarily due to lower net income and the timing of payments related to operating liabilities during the quarter.

Third Quarter Earnings Call

Stewart will hold a conference call to discuss the third quarter 2026 earnings at 8:30 a.m. Eastern Time on Thursday, October 22, 2026. To participate, dial 833-419-0865 (USA) or 785-838-9333 (International) – access code STCQ326. Additionally, participants can listen to the conference call through Stewart’s Investor Relations website at https://investors.stewart.com/news-and-events/events/default.aspx. The conference call replay will be available from 11:00 a.m. Eastern Time on October 22, 2026 until midnight on October 29, 2026 by dialing (800) 839-5241 (USA) or (402) 220-2698 (International).

About Stewart

Stewart (NYSE-STC) is a global real estate services company, offering products and services through our direct operations, network of Stewart Trusted Providers™ and family of companies. From residential and commercial title insurance and closing and settlement services to specialized offerings for the mortgage and real estate industries, we offer the comprehensive service, deep expertise and solutions our customers need for any real estate transaction. At Stewart, we are dedicated to becoming the premier title services company and we are committed to doing so by partnering with our customers to create mutual success. Learn more at stewart.com.

Cautionary statement regarding forward-looking statements. Certain statements in this press release are "forward-looking statements", including statements related to Stewart’s future business plans and expectations, including our plans to achieve market growth and our expectations regarding challenging industry conditions. Forward-looking statements, by their nature, are subject to various risks and uncertainties that could cause our actual results to differ materially. Such risks and uncertainties include the volatility of general economic conditions, including economic changes that may result from new or increased tariffs, trade restrictions or geopolitical tensions, and adverse changes in the level of real estate activity, as well as a number of other risks and uncertainties discussed in detail in our documents filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2025, and if applicable, as supplemented by any risk factors contained in our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K filed subsequently. We expressly disclaim any obligation to update, amend or clarify any forward-looking statements contained in this press release to reflect events or circumstances that may arise after the date hereof, except as may be required by applicable law.

ST-IR

STEWART INFORMATION SERVICES CORPORATION

CONDENSED STATEMENTS OF INCOME

(In thousands of dollars, except per share amounts and except where noted)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenues:
Title revenues:
Direct title	305,770	299,690	882,537	822,631
Agency title	384,739	360,186	1,094,781	928,989
Real estate solutions	196,446	116,607	555,164	326,334
Total operating revenues	886,955	776,483	2,532,482	2,077,954
Investment income	13,700	14,819	42,390	43,733
Net realized and unrealized gains	24	5,614	6,352	9,394
	900,679	796,916	2,581,224	2,131,081
Expenses:
Amounts retained by agencies	319,050	299,523	910,082	773,012
Employee costs	230,921	211,221	693,080	605,240
Other operating expenses	254,729	185,165	713,297	519,605
Title losses and related claims	23,514	19,546	64,022	58,701
Depreciation and amortization	19,290	15,391	53,778	45,863
Interest	7,618	4,898	22,685	14,812
	855,122	735,744	2,456,944	2,017,233
Income before taxes and noncontrolling interests	45,557	61,172	124,280	113,848
Income tax expense	(11,630)	(12,975)	(29,533)	(24,600)
Net income	33,927	48,197	94,747	89,248
Less net income attributable to noncontrolling interests	3,606	3,938	10,245	9,990
Net income attributable to Stewart	30,321	44,259	84,502	79,258

Net earnings per diluted share attributable to Stewart	0.98	1.55	2.74	2.79
Diluted average shares outstanding (000)	30,976	28,491	30,875	28,386

Selected financial information:
Net cash provided by operations	46,610	92,645	102,619	116,146
Other comprehensive (loss) income	(11,339)	(1,922)	(17,984)	18,903

Third Quarter Domestic Order Counts:

Opened Orders 2026:	July	August	Sept	Total	Closed Orders 2026:	July	August	Sept	Total
Commercial	1,830	1,583	2,135	5,548	Commercial	1,788	1,586	1,928	5,302
Purchase	16,976	16,295	15,307	48,578	Purchase	12,324	11,112	10,893	34,329
Refinancing	6,347	5,995	5,879	18,221	Refinancing	3,913	3,702	3,824	11,439
Other	3,764	3,534	6,362	13,660	Other	1,985	4,603	4,106	10,694
Total	28,917	27,407	29,683	86,007	Total	20,010	21,003	20,751	61,764

Opened Orders 2025:	July	August	Sept	Total	Closed Orders 2025:	July	August	Sept	Total
Commercial	1,391	1,565	1,564	4,520	Commercial	1,443	1,514	1,521	4,478
Purchase	18,255	16,378	16,028	50,661	Purchase	12,601	12,016	11,592	36,209
Refinancing	6,620	6,961	8,818	22,399	Refinancing	4,113	4,096	4,569	12,778
Other	2,971	4,277	2,575	9,823	Other	2,060	1,834	1,953	5,847
Total	29,237	29,181	28,985	87,403	Total	20,217	19,460	19,635	59,312

STEWART INFORMATION SERVICES CORPORATION

CONDENSED BALANCE SHEETS

(In thousands of dollars)

	September 30, 2026	December 31, 2025
Assets:
Cash and cash equivalents	152,313	321,775
Short-term investments	53,661	47,899
Investments in debt and equity securities, at fair value	596,168	606,170
Receivables – premiums from agencies	38,731	38,286
Receivables – other	202,639	159,583
Allowance for uncollectible amounts	(8,889)	(7,805)
Property and equipment, net	104,711	85,330
Operating lease assets, net	117,608	106,034
Title plants	84,108	81,670
Goodwill	1,418,014	1,271,958
Intangible assets, net of amortization	291,377	325,135
Deferred tax assets	8,139	7,656
Other assets	238,261	209,114
	3,296,841	3,252,805
Liabilities:
Notes payable	654,911	646,606
Accounts payable and accrued liabilities	236,784	255,852
Operating lease liabilities	133,420	122,153
Estimated title losses	521,498	524,473
Deferred tax liabilities	66,951	53,323
	1,613,564	1,602,407
Stockholders’ equity:
Common Stock and additional paid-in capital	535,941	520,243
Retained earnings	1,180,234	1,145,415
Accumulated other comprehensive loss	(39,892)	(21,908)
Treasury stock	(2,666)	(2,666)
Stockholders’ equity attributable to Stewart	1,673,617	1,641,084
Noncontrolling interests	9,660	9,314
Total stockholders’ equity	1,683,277	1,650,398
	3,296,841	3,252,805

Number of shares outstanding (000)	30,526	30,223
Book value per share	54.82	54.30

STEWART INFORMATION SERVICES CORPORATION

SEGMENT INFORMATION

(In thousands of dollars)

Quarter Ended:	September 30, 2026				September 30, 2025
	Title	Real Estate Solutions	Corporate	Total	Title	Real Estate Solutions	Corporate	Total
Revenues:
Operating revenues	690,509	196,446	-	886,955	659,876	116,607	-	776,483
Investment income	13,664	36	-	13,700	14,787	32	-	14,819
Net realized and unrealized gains	24	-	-	24	4,236	-	1,378	5,614
	704,197	196,482	-	900,679	678,899	116,639	1,378	796,916
Expenses:
Amounts retained by agencies	319,050	-	-	319,050	299,523	-	-	299,523
Employee costs	203,066	25,109	2,746	230,921	191,598	16,094	3,529	211,221
Other operating expenses	102,516	150,202	2,011	254,729	97,482	86,479	1,204	185,165
Title losses and related claims	23,514	-	-	23,514	19,546	-	-	19,546
Depreciation and amortization	8,145	10,855	290	19,290	8,356	6,777	258	15,391
Interest	455	3	7,160	7,618	419	-	4,479	4,898
	656,746	186,169	12,207	855,122	616,924	109,350	9,470	735,744
Income (loss) before taxes	47,451	10,313	(12,207)	45,557	61,975	7,289	(8,092)	61,172

Nine Months Ended:	September 30, 2026				September 30, 2025
	Title	Real Estate Solutions	Corporate	Total	Title	Real Estate Solutions	Corporate	Total
Revenues:
Operating revenues	1,977,318	555,164	-	2,532,482	1,751,620	326,334	-	2,077,954
Investment income	42,280	110	-	42,390	43,643	90	-	43,733
Net realized and unrealized gains (losses)	6,552	-	(200)	6,352	8,059	-	1,335	9,394
	2,026,150	555,274	(200)	2,581,224	1,803,322	326,424	1,335	2,131,081
Expenses:
Amounts retained by agencies	910,082	-	-	910,082	773,012	-	-	773,012
Employee costs	610,760	72,852	9,468	693,080	549,634	45,266	10,340	605,240
Other operating expenses	294,102	414,405	4,790	713,297	272,241	243,494	3,870	519,605
Title losses and related claims	64,022	-	-	64,022	58,701	-	-	58,701
Depreciation and amortization	24,828	28,160	790	53,778	25,413	19,574	876	45,863
Interest	1,367	11	21,307	22,685	1,265	2	13,545	14,812
	1,905,161	515,428	36,355	2,456,944	1,680,266	308,336	28,631	2,017,233
Income (loss) before taxes	120,989	39,846	(36,555)	124,280	123,056	18,088	(27,296)	113,848

Appendix A

Non-GAAP Adjustments

Management uses a variety of financial and operational measurements other than its financial statements prepared in accordance with United States Generally Accepted Accounting Principles (GAAP) to analyze its performance. These include: (1) adjusted revenues, which are reported revenues adjusted for net realized and unrealized gains and losses and (2) adjusted pretax income and adjusted net income, which are reported pretax income and reported net income after earnings from noncontrolling interests, respectively, adjusted for net realized and unrealized gains and losses, acquisition-related intangible asset amortization, acquisition and integration expenses (related to third-party acquisition consulting fees and integration of the recent MCS acquisition), and severance and office closure expenses. Adjusted diluted earnings per share (adjusted diluted EPS) is calculated using adjusted net income divided by the diluted average weighted outstanding shares. Adjusted pretax margin is calculated using adjusted pretax income divided by adjusted total revenues. Management views these measures as important performance measures of core profitability for its operations and as key components of its internal financial reporting. Management believes investors benefit from having access to the same financial measures that management uses.

Below are reconciliations of the non-GAAP financial measures used by management to the most directly comparable GAAP measures for the quarter and nine months ended September 30, 2026 and 2025 (dollars in millions, except shares, per share amounts and pretax margins, and amounts may not add as presented due to rounding).

	Quarter Ended September 30,			Nine Months Ended September 30,
	2026	2025	% Chg	2026	2025	% Chg
Total revenues	900.7	796.9	13%	2,581.2	2,131.1	21%
Non-GAAP revenue adjustment:
Net realized and unrealized gains	-	(5.6)		(6.4)	(9.4)
Adjusted total revenues	900.7	791.3	14%	2,574.9	2,121.7	21%
Net realized and unrealized gains:
Net unrealized gains on equity securities fair value changes	-	4.3		6.5	9.9
Net gains (losses) from fixed asset disposals	-	1.2		(0.2)	0.8
Net (losses) gains on sale of securities investments	-	(0.1)		0.4	(0.4)
Net losses from acquisition liability adjustments	-	-		-	(1.0)
Other items, net	-	0.2		(0.3)	0.1
Total	-	5.6	(100)%	6.4	9.4	(32)%

Pretax income	45.6	61.2	(26)%	124.3	113.8	9%
Non-GAAP pretax adjustments:
Net realized and unrealized gains	-	(5.6)		(6.4)	(9.4)
Intangible asset amortization	11.4	8.5		30.7	25.2
Acquisition and integration expenses	2.4	-		6.1	-
Severance and office closure expenses	0.9	0.4		1.5	1.0
Adjusted pretax income	60.3	64.5	(7)%	156.3	130.6	20%
GAAP pretax margin	5.1%	7.7%		4.8%	5.3%
Adjusted pretax margin	6.7%	8.1%		6.1%	6.2%

Net income attributable to Stewart	30.3	44.3	(32)%	84.5	79.3	7%
Non-GAAP pretax adjustments:
Net realized and unrealized gains	-	(5.6)		(6.4)	(9.4)
Intangible asset amortization	11.4	8.5		30.7	25.2
Acquisition and integration expenses	2.4	-		6.1	-
Severance and office closure expenses	0.9	0.4		1.5	1.0
Net tax effects of non-GAAP adjustments	(3.8)	(0.9)		(8.3)	(4.3)
Non-GAAP adjustments, after taxes	10.9	2.4		23.7	12.4
Adjusted net income attributable to Stewart	41.2	46.7	(12)%	108.2	91.6	18%

Diluted average shares outstanding (000)	30,976	28,491		30,875	28,386
GAAP net income per share	0.98	1.55		2.74	2.79
Adjusted net income per share	1.33	1.64		3.50	3.23

	Quarter Ended September 30,			Nine Months Ended September 30,
	2026	2025	% Chg	2026	2025	% Chg
Title Segment:

Revenues	704.2	678.9	4%	2,026.2	1,803.3	12%
Net realized and unrealized gains	-	(4.2)		(6.6)	(8.1)
Adjusted revenues	704.2	674.7	4%	2,019.6	1,795.3	12%
Pretax income	47.5	62.0	(23)%	121.0	123.1	(2)%
Non-GAAP pretax adjustments:
Net realized and unrealized gains	-	(4.2)		(6.6)	(8.1)
Intangible asset amortization	2.1	2.8		7.5	8.4
Acquisition expenses	1.5	-		1.5	-
Severance and office closure expenses	0.9	0.3		1.5	0.9
Adjusted pretax income	51.9	60.8	(15)%	125.0	124.2	1%
GAAP pretax margin	6.7%	9.1%		6.0%	6.8%
Adjusted pretax margin	7.4%	9.0%		6.2%	6.9%

Real Estate Solutions Segment:

Revenues	196.5	116.6	68%	555.3	326.4	70%
Pretax income	10.3	7.3	41%	39.8	18.1	120%
Non-GAAP pretax adjustment:
Intangible asset amortization	9.3	5.8		23.2	16.8
MCS integration expenses	0.9	-		4.6	-
Severance expenses	-	0.1		0.1	0.1
Adjusted pretax income	20.6	13.2	56%	67.7	35.0	93%
GAAP pretax margin	5.2%	6.2%		7.2%	5.5%
Adjusted pretax margin	10.5%	11.3%		12.2%	10.7%